Exhibit 10.25

SERIES A CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

dated as of August 8, 2025

by and between

Kopin Corporation

and

Theon International PLC

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Table of Contents

(continued)

Exhibit A:	Form of Certificate of Designations
Exhibit B:	License and Collaboration Agreement and related side letter
Exhibit C:	Form of CFIUS Side Letter
Exhibit D:	Form of Solvency Certificate

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SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated as of August 8, 2025 (this “Agreement”) by and between Kopin Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”) and Theon International PLC, a company incorporated and existing under the laws of Cyprus (the “Purchaser”). The Company and the Purchaser are sometimes referred to hereinafter individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Parties are substantially concurrently herewith (i) entering into a Subscription Agreement (the “UK Subscription Agreement”) by and among the Company, Kopin Europe Limited, a private limited company incorporated under the laws of England and Wales, (“Kopin UK”) and the Purchaser, including the form of a Shareholders Agreement relating to Kopin UK by and among the Company, Kopin UK and the Purchaser (such agreements collectively, and together with all ancillary documents executed in connection therewith, the “JV Agreements” and the transactions contemplated by the JV Agreements, the “JV Transaction”) and (ii) agreeing to enter into a License and Collaboration Agreement (as it may be amended or supplemented from time to time, the “License and Collaboration Agreement”) by and among the Company, Kopin UK, and the Purchaser (the transactions contemplated by the License and Collaboration Agreement and the ancillary documents thereto, the “License Transaction” and, together with the JV Transaction and the Preferred Purchase Transaction, the “Transactions”);

WHEREAS, the Company proposes to issue and sell to the Purchaser preferred stock, par value $0.01 per share, designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”) having the terms set forth in the Certificate of Amendment to the Certificate of Incorporation of Kopin Corporation in the form attached hereto as Exhibit A (the “Certificate of Designations”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Preferred Stock will be convertible at any time into Common Stock; and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 5.9.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I

PURCHASE; CLOSING

Section 1.1 Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 1,000 shares of Preferred Stock (the “Purchased Shares”) for an aggregate purchase price for all such Purchased Shares of $7,000,000 (the “Purchase Price”), which Purchased Shares shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and issued to the Purchaser free and clear of any Liens (other than restrictions arising under applicable securities laws and restrictions set forth in the Certificate of Designations).

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Section 1.2 Closing.

(a) The closing of the purchase by the Purchaser of the Purchased Shares pursuant to this Agreement (the “Closing”) shall be held remotely via telephone or video conference on the date of consummation of the JV Transactions, subject to the satisfaction or waiver of the conditions set forth in Section 1.3 as of such date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to their satisfaction or waiver at the Closing) or at such other date, time and place as the Company and the Purchaser mutually agree in writing (the “Closing Date”).

(b) Subject to the satisfaction or waiver at or prior to the Closing of the applicable conditions to the Closing set forth in Section 1.3, at the Closing:

(1) the Company shall instruct its Transfer Agent to issue the Purchased Shares in book entry form in such name(s) as the Purchaser may designate in writing; and

(2) the Purchaser shall deliver or cause to be delivered to a bank account designated by the Company in writing on or prior to the Closing Date, the Purchase Price by wire transfer of immediately available funds.

Section 1.3 Closing Conditions.

(a) The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or waiver by the Purchaser and the Company at or prior to the Closing of the following conditions:

(1) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Preferred Purchase Transaction;

(2) the Required Regulatory Approval shall have been obtained; and

(3) the execution of the License and Collaboration Agreement and side letter related thereto (attached hereto as Exhibit B) and the letter agreement with respect to CFIUS Matters (the “CFIUS Side Letter” attached hereto as Exhibit C) and the consummation of the JV Transaction are occurring substantially concurrently with the Closing, in accordance with the terms and conditions set forth in the License and Collaboration Agreement, the CFIUS Side Letter and the JV Agreements.

(b) The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of the following conditions:

(1) the Company shall have performed in all material respects all obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

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(2) all of the representations and warranties made by the Company in Article II of this Agreement and in any letter, certificate or instrument delivered to the Purchaser in connection with this Agreement (including the CFIUS Side Letter) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date);

(3) (i) the Common Stock shall be listed on Nasdaq and shall not have been suspended by the SEC or Nasdaq from trading on Nasdaq and (ii) the Company shall not have received any notice from Nasdaq of non-compliance with Nasdaq listing standards or intent to delist the Common Stock from Nasdaq;

(4) the Company shall have delivered, or caused to be delivered, to the Purchaser the following:

a. a certificate, dated as of the Closing Date, certifying (i) the By-laws of the Company as in effect on the Closing Date, (ii) the Certificate of Incorporation of the Company as in effect on the Closing Date, and (iii) resolutions of the Board of Directors of the Company approving this Agreement, the License and Collaboration Agreement and the JV Agreements and the Transactions, duly executed by the Secretary of the Company;

b. a certificate, in customary form to be agreed by the parties, dated as of the Closing Date and signed by the Company’s Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Section 1.3(b)(1), Section 1.3(b)(2) and Section 1.3(b)(3); and

c. a certificate of good standing of the Company from the Secretary of State, or equivalent, in its jurisdiction of incorporation, dated no more than five business days prior to the Closing;

d. evidence that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware;

e. a solvency certificate, dated as of the Closing Date, in substantially the form attached here as Exhibit D, duly executed by the Chief Financial Officer of the Company; and

f. a copy of the irrevocable instructions issued by the Company to its Transfer Agent (any subsequent transfer agent) (the “Irrevocable Transfer Agent Instructions”), directing the Transfer Agent to issue the Purchased Shares to the Company, duly executed by the Company.

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Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents filed or furnished by the Company with the SEC or in a correspondingly identified schedule attached hereto, the Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

Section 2.1 Organization and Authority.

(a) The Company has been duly organized and is validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where such failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. The Company is not in violation or default of any of the provisions of its Articles of Incorporation or By-laws.

(b) All of the issued and outstanding equity interests of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and none of the outstanding equity interests of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary, except when such violation would not result in a Material Adverse Effect. Each material Subsidiary has been duly organized and is validly existing under the laws of its jurisdiction of organization, has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where such failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. As used herein, “Subsidiary” means each subsidiary listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 275,000,000 shares of Common Stock and 3,000 shares of preferred stock, par value $0.01 per share. As of June 28, 2025 (the “Capitalization Date”), there were 163,431,946 shares of Common Stock issued, 163,012,671 shares of Common Stock outstanding, and 419,275 shares of Common Stock held by the Company in its treasury, and no shares of preferred stock of the Company issued and outstanding. As of the close of business on the Capitalization Date, (i) 591,366 shares of Common Stock were subject to issuance upon the exercise of stock options outstanding on such date that were granted pursuant to the Kopin Equity Incentive Plan (“Kopin Stock Options”) of which 554,406 were then unvested; (ii) 6,414,254 unvested shares of restricted stock units from awards granted pursuant to the Kopin Equity Incentive Plan (“Kopin RSUs”) were outstanding; (iii) 7,163,768 shares of Common Stock were available for future awards under the Kopin Equity Incentive Plan and no other equity securities were available for future awards under the Kopin Equity Incentive Plan; and (iv) 10,000,000 pre-funded warrants. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or preferred stock have been issued other than those shares of Common Stock subject to issuance upon the exercise or settlement of outstanding Kopin Stock Options and granted under the Kopin Equity Incentive Plan.

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(b) As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Kopin Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax-withholding obligations under Kopin Stock Options, (ii) as set forth in Section 2.2(a) or (iii) as described in the SEC Documents (as defined below), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Common Stock or any other equity securities of the Company (including any rights plan or agreement).

Section 2.3 Authorization and Enforcement.

(a) The Company has the corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, and no other corporate proceedings (except to the extent expressly set forth in the other Transaction Documents) are necessary for the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(b) Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a material breach of any provision of, require any payment to or consent by any person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of any Company Group Member under any of the terms, conditions or provisions of (x) the Certificate of Incorporation, the Certificate of Designations, the By-laws or the certificate of incorporation, charter, articles of association, bylaws or other governing instrument of any Subsidiary or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Company Group Member is a party or by which it may be bound, or to which any Company Group Member or any of the properties or assets of any Company Group Member may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to any Company Group Member or any of its respective properties or assets, except in the case of clause (i)(y) or (ii), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, prohibit or restrict the issuance of the Purchased Shares in accordance with the terms of this Agreement.

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(c) Other than the Required Regulatory Approval, or under applicable federal securities laws or the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with (other than the Certificate of Designations to be filed with Delaware State), exemption or review by, or authorization, order, consent or approval of any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain such approval or to provide or obtain such notice, registration, declaration, filing, exemption, review, authorization, order, consent or to have such waiting period expire or terminate would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, prohibit or restrict the issuance of the Purchased Shares in accordance with the terms of this Agreement.

Section 2.4 Sale and Status of Securities.

(a) Subject to the accuracy of the representations made by the Purchaser in Section 3.3, the offer, sale and issuance of the Purchased Shares (i) have been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state blue sky laws.

(b) (i) The Purchased Shares and (ii) the Common Stock issuable upon conversion of the Purchased Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable and issued free and clear of all Liens, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and will not be subject to preemptive or similar rights of stockholders. Upon any conversion of any Purchased Shares in accordance with the Certificate of Designations, the Common Stock to be issued upon such conversion will be validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and will not be subject to preemptive or similar rights of stockholders. The respective rights, preferences, privileges and restrictions of the Common Stock and Preferred Stock are as stated in the Certificate of Incorporation and the Certificate of Designations, as applicable. The Common Stock to be issued upon any conversion of the Purchased Shares are duly reserved for such issuance.

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(c) Neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Common Stock or Preferred Stock, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Common Stock or Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in neither Regulation D nor any other applicable exemption from registration under the Securities Act being available, nor will the Company take any action or steps that would cause the offering or issuance of Common Stock or Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 2.5 SEC Documents; Financial Statements.

(a) The Company has filed all required reports, proxy statements, forms, schedules and other documents with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2022 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, as of their respective dates, or if amended, as of the date of the last such amendment, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company Group is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Company’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company and the Subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

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(c) There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its SEC Documents and is not so disclosed.

(d) The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments, which are not reasonably expected to be material individually or in the aggregate).

(e) Since the date of the latest audited financial statements included within the SEC Documents, (i) there has been no change or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business or as contemplated by the Transactions, which are material with respect to the Company and its Subsidiaries considered as one enterprise and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

Section 2.6 Brokers and Finders. Except for the Placement Agent, the fees and expenses of which will be paid by the Company, no Company Group Member and none of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

Section 2.7 Compliance with Laws; Anti-Corruption; Trade Controls.

(a) Except as described in the SEC Documents, there is no Proceeding before or brought by any Governmental Authority now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the properties or assets of the Company or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. All Proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the SEC Documents, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

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(b) Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or affiliates, nor to the knowledge of the Company, any agent, or other person acting on behalf of the Company or any of its Subsidiaries, has violated or is in violation of, or has been subject to any actual or threatened investigation, audit, voluntary disclosure, or proceeding under any Anti-Corruption Laws, except as would not reasonably be expected to be material to any Company Group Member. As used herein, “Anti-Corruption Laws” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act of 2010, and any other applicable anti-bribery or anti-corruption laws or regulations, to the extent consistent with U.S. Laws. Without limiting the foregoing, no such person is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except as would not reasonably be expected to be material to any Company Group Member.

(c) The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which the Company or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except as would not reasonably be expected to be material to any Company Group Member, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(d) Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is (i) currently or was at any time since April 24, 2019 subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Authority, except to the extent inconsistent with U.S. Laws (“Sanctions Laws”), or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions Laws (currently Crimea, the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine, Cuba, Iran, North Korea, and Syria). The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person subject to any Sanctions Laws.

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(e) For the past five (5) years, the Company and its Subsidiaries have complied with applicable import and export control laws and regulations in all material respects, including the regulations administered and enforced by (i) OFAC (31 C.F.R. Parts 500-599); (ii) the Export Administration Regulations (15 C.F.R. Parts 730-780); (iii) the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), (iv) the Foreign Trade Regulations (15 C.F.R. Part 30); (v) the Laws administered by U.S. Customs and Border Protection, including the Uyghur Forced Labor Prevention Act (Pub. L. No. 117-78); (vi) applicable laws promulgated, administered, or enforced by the United States, United Nations Security Council, Canada, the European Union, any European Union Member State, the United Kingdom, and the United Nations; and (vii) any other applicable laws relating to the export and import activities of the Company in the jurisdictions where it operates. The representation and warranty set forth in paragraph 3 of the CFIUS Side Letter is hereby incorporated by reference and is true and correct as of the date hereof.

Section 2.8 Employment Matters.

(a) No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any other Company Group Member, which would reasonably be expected to result in a Material Adverse Effect. The Company is not aware of any existing or threatened labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors which would reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be result in a Material Adverse Effect.

(b) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance in all material respects with its terms and with the requirements of all applicable Law, including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA, (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (C) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), and (D) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

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Section 2.9 Environmental Matters. (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws, except, in the case of any of clauses (i), (ii), (iii) or (iv) above, for any violation, failure to have permits, authorization and approvals, liability or circumstances that would not reasonably be expected to have a Material Adverse Effect.

Section 2.10 Material Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such certificates, authorizations or permits would not reasonably be expected to have a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit, except where the revocation or modification of such Material Permit would not reasonably be expected to have a Material Adverse Effect.

Section 2.11 Real Property. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) would not reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are in full force and effect and neither the Company nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

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Section 2.12 Intellectual Property. The Company and the Subsidiaries solely own all right, title, and interest in, to and under all patents, patent applications, trade and service marks, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how, registrations and applications of any of the foregoing, and other intellectual property and similar proprietary rights (collectively, “Intellectual Property”) owned or purported to be owned by them (the “Owned Intellectual Property”) and have sufficient right in and to all Intellectual Property used in or necessary for the conduct of their business . To the knowledge of the Company, all Owned Intellectual Property is subsisting, in full force and effect, valid and enforceable. Other than as set forth on Section 2.12(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice, or has been or is subject to any proceeding or written threat thereof, (A) regarding any infringement, misappropriation, or other violation of any Intellectual Property of any Person, or any unauthorized use or disclosure of any trade secret or know-how, or (B) challenging the ownership, use, validity, enforceability, patentability or registrability of any Owned Intellectual Property. Other than as set forth on Section 2.12(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted to any Person any exclusive license, option, or other right with respect to Owned Intellectual Property other than standard U.S. Government march-in rights, and neither the Company nor any Subsidiary, nor the conduct of their business, is infringing, misappropriating, or otherwise violating, any Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, any Owned Intellectual Property. The Company and the Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce the Owned Intellectual Property. All Persons that have authored, invented, or otherwise developed any Intellectual Property for or on behalf of the Company or any of the Subsidiaries have executed valid and enforceable written agreements pursuant to which such Persons assigns to the Company or applicable Subsidiary exclusive ownership of all Intellectual Property authored, invented, or otherwise developed by such Person in the course of such Person’s employment or other engagement with the Company and the Subsidiaries. The Intellectual Property relevant to any matter disclosed on Section 2.12(a) or 2.12(b) of the Company Disclosure Schedule (including, for clarity, any patent involved in a dispute disclosed on Section 2.12(a) of the Company Disclosure Schedule or any patent exclusively licensed to any Person under a license agreement disclosed on Section 2.12(b) of the Company Disclosure Schedule) does not cover or otherwise relate to any Product (as defined in the License and Collaboration Agreement) under the License and Collaboration Agreement (including the “Kopin Module”).

Section 2.13 Tax Matters. All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided, except where the failure to file or pay would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined.

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Section 2.14 Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither the Company nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

Section 2.15 Information Technology. To the Company’s knowledge, there has been no security breach or other compromise of or relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”). The Company and its Subsidiaries have not been notified in writing of, and none of them have knowledge of, any event or condition that would reasonably be expected to result in any security breach or other compromise to their IT Systems and Data, except as would not have a Material Adverse Effect. The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery and security plans, procedures and facilities for their respective businesses consistent with industry standards and practices, and the Company and its Subsidiaries have taken commercially reasonable steps to protect the IT Systems and Data. The Company and its Subsidiaries have been in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to (i) the privacy and security of IT Systems and Data, (ii) the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification and (iii) the collection, use, transfer, storage, disposal and disclosure by the Company and its Subsidiaries of personally identifiable information and/or any other information collected from or provided by third parties, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.16 Government Contracts. The Company and its Subsidiaries have complied with all material terms and conditions of each Government Contract and neither a Governmental Authority nor any prime contractor has provided written notice to the Company or its Subsidiaries, that the Company or its Subsidiaries has materially breached or violated any legal requirement of any Government Contract. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective senior management is, or has been, suspended or debarred from doing business with the United States Government or has been declared non- responsible or ineligible for United States Government contracting. With respect to each Government Contract and Government Bid, all representations and certifications and statements submitted by the Company or any Company Group Member were accurate in all material respects as of their respective effective dates.

Section 2.17 Solvency. Based on the consolidated financial condition of the Company as of the date here and as of the Closing Date: (i) the solvency of the Company will be able to meet its long-term debts and satisfy its financial obligations as they come due, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and currently planned capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.

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Section 2.18 No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Article III, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of the Nasdaq Capital Market.

Section 2.19 No “Bad Actor” Disqualification. With respect to the securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, or any affiliated issuer, nor any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

Section 2.20 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Capital Market nor has the Company received as of the date of this Agreement any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing.

Section 2.21 No Additional Representations. Except for the representations and warranties made by the Company in Article II or in any Transaction Document, neither the Company nor any other person makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (ii) except for the representations and warranties made by the Company in Article II or in any Transaction Document, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

Section 3.1 Organization and Authority. The Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the requisite power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authorization.

(a) The Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its shareholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Purchaser of this Agreement, and no other corporate proceedings (except to the extent expressly set forth in the other Transaction Documents) are necessary for the performance by the Purchaser of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(b) None of the execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, require any payment to or consent by any person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (x) its governing instruments or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its respective properties or assets except in the case of clauses (i)(y) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

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(c) Other than the Required Regulatory Approval, or under applicable federal securities laws or the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 3.3 Purchase for Investment. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Purchaser (i) acknowledges that it is acquiring the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment and for its own account and not as a nominee or agent for any other Person with no present intention to distribute any of the Purchased Shares to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Shares or the Common Stock issuable upon conversion of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (v) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), (vi) is an “institutional account” as defined in FINRA Rule 4512(c), and (vii) (A) has been furnished with or has had access to the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access, and (C) can bear the economic risk of (x) an investment in the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares and to protect its own interest in connection with such investment.

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Section 3.4 Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

Section 3.5 Ownership. As of the date of this Agreement, other than as contemplated by the Transactions and other than 27,930 shares of Common Stock, neither the Purchaser nor any of its controlled subsidiaries are the owners of record or the Beneficial Owners of Common Stock or securities convertible into or exchangeable for, or any swaps or other derivative securities whose value is primarily correlated to, Common Stock.

Section 3.6 Placement Agent. The Purchaser acknowledges and agrees that (a) the Placement Agent is acting solely as the Company’s placement agent in connection with the offering of the Purchased Shares and is not and shall not be construed as a fiduciary for the Purchaser, the Company or any other Person in connection with the offering of the Purchased Shares, (b) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation with respect to the offering of the Purchased Shares, (c) the Placement Agent will have no responsibility with respect to (i) any representations, warranties or agreements made by any Person or entity under or in connection with the offering of the Purchased Shares or any of the Transaction Documents or any of the other documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any Person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, the Purchaser or the offering of the Purchased Shares, and (d) the Placement Agent shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Purchaser, the Company or any other Person), whether in contract, tort or otherwise, to the Purchaser or any Person claiming through you, in respect of the offering of the Purchased Shares.

Section 3.7 Acknowledgment of No Other Representations or Warranties. The Purchaser acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company. The Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries, nor any other Person, makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties and the Purchaser acknowledges that neither it nor any Affiliate thereof has relied on any information or material other than the express representations and warranties set forth in Article II. In particular, without limiting the foregoing disclaimer, neither the Company nor any of its Subsidiaries, nor any other Person, (1) makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (2), except for the representations and warranties made by the Company in Article II, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article II, neither the Company nor any of its Affiliates shall have any liability (except in the case of actual, intentional fraud with respect to its representations and warranties contained in Article II) to the Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Affiliates to the Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

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Section 3.8 No Additional Representations. Except for the representations and warranties made by the Purchaser in Article III or in any Transaction Document, neither the Purchaser nor any other person makes any express or implied representation or warranty with respect to the Purchaser or any of its Affiliates, and the Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Purchaser nor any other person makes or has made any representation or warranty to the Company, any member of the Company Group, or any of their respective representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Purchaser, its Affiliates or their respective business, or (ii) except for the representations and warranties made by the Purchaser in Article III or in any Transaction Document, any oral or written information presented to the Company, any member of the Company Group or any of their respective representatives in the course of their due diligence investigation of the Purchaser, the negotiation of this Agreement or in the course of the Transactions.

Article IV

COVENANTS

Section 4.1 Conduct of Business.

(a) Except as expressly permitted by this Agreement, as required by applicable Law or unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company and each member of the Company Group shall conduct its business and operations in the ordinary course of business and in compliance in all material respects with all applicable Laws.

(b) Except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any member of the Company Group, to do any of the following:

(i) (A) during the 90 days after the date hereof, sell, issue, grant, or authorize any capital stock or other security of the Company that are senior to the Preferred Stock or any instrument convertible into or exchangeable for any capital stock or other securities of the Company that are senior to the Preferred Stock; or (B) at any time, sell, issue, grant, or authorize any Covered Securities without first offering the Purchaser the opportunity to acquire a portion thereof on the terms and conditions set forth in Section 4.10;

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(ii) except the filing of the Certificate of Designations, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except, for the avoidance of doubt, the Transactions;

(iii) during the 90 days after the date hereof, enter into a new line of business without reasonably consulting with the Purchaser if it could reasonably be expected to be materially adverse to the interests of the Purchaser (including the Purchaser’s reputation);

(iv) sell, assign, transfer, license, abandon or otherwise dispose of any Intellectual Property that will or could be useful or necessary for the JV Transaction or the License Transaction except that the Company and its Company Group may grant non-exclusive licenses of any intellectual property in the ordinary course of business; or

(v) agree, resolve, offer or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 4.2 Securities Laws. During the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof (the “Pre-Closing Period”), the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Purchased Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing; provided that not the knowledge of the Company, no such permits, qualifications or exemptions are necessary for the consummation of the Preferred Purchase Transaction. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, shall take any action or steps that would cause the offering or issuance of Purchased Shares under this Agreement (or the conversion of such Purchased Shares into Common Stock) to be integrated with other offerings by the Company or that would result in neither Regulation D nor any other applicable exemption from registration under the Securities Act to be available.

Section 4.3 Tax Matters.

(a) The Purchaser shall provide to the Company, upon reasonable request of the Company, a properly completed IRS Form W-8 or W-9, as applicable.

(b) The Company shall use commercially reasonable efforts to provide information that Purchaser reasonably requests in connection with the tax affairs of Purchaser and its Affiliates arising out of the Purchased Shares, including, when relevant, the determination of earnings and profits or of whether the Company is a “U.S. real property holding corporation” under Section 897 of the Code.

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Section 4.4 Legend.

(a) The Purchaser agrees that any certificates or other instruments, including the Company’s internal records, representing the Purchased Shares or Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST 8, 2025, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the Purchaser and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws (if such legal opinion is requested by the Company or its transfer agent), the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Purchased Shares or Common Stock to be transferred in accordance with the terms of this Agreement. The Company shall promptly cause the second paragraph of the legend to be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). The Purchaser acknowledges that the Purchased Shares, and the Common Stock issuable upon conversion of the Purchased Shares, issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Purchased Shares or Common Stock issuable upon conversion of the Purchased Shares or, if applicable, issued pursuant to this Agreement, except in compliance with the registration requirements or pursuant to an exemption from such requirements of the Securities Act and any other applicable securities laws.

Section 4.5 Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly, and from time to time, apply to cause the maximum number of Common Stock issuable upon conversion of the Purchased Shares to be approved for listing on the Nasdaq Capital Market or another U.S. national stock exchange that the Common Stock is then listed on, subject to official notice of issuance, and shall use reasonable best efforts to maintain such listing.

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Section 4.6 Corporate Actions.

(a) At any time that any Purchased Share is outstanding, the Company shall:

(1) take all action necessary to cause the authorized shares of the Company to include a sufficient number of authorized but unissued Common Stock to satisfy the conversion requirements of all Preferred Stock then outstanding (and, in the event of any Change of Control (as defined in the Certificate of Designations), condition such Change of Control transaction on there being sufficient authorized shares to comply with the terms of the Certificate of Designations); and

(2) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from the Nasdaq Capital Market (unless moving to another U.S. national stock exchange) other than in connection with a Change of Control (as defined in the Certificate of Designations) pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 8 of the Certificate of Designations or is otherwise consistent with the terms set forth in Section 8 of the Certificate of Designations.

(b) If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Certificate of Designations) pursuant to the Certificate of Designations if the Purchased Shares had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Price (as defined in the Certificate of Designations), effective as of the Closing, in the same manner as would have been required by the Certificate of Designations if the Purchased Shares had been issued and outstanding since the date of this Agreement.

(c) Prior to or upon the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations substantially in the form attached hereto as Exhibit A.

Section 4.7 Use of Proceeds. The Company covenants that it shall use the proceeds derived from the sale of the Purchased Shares only for working capital and general business purposes.

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Section 4.8 Standstill.

(a) For a period of 18 months from the date hereof, the Purchaser, acting alone or as part of a group, will not, and the Purchaser will cause its controlled subsidiaries and its and their respective directors and executive management employees (and the Family Members of such directors and executive management employees) (the foregoing persons, collectively, the “Standstill Parties”), not to, directly or indirectly, except with the prior approval of the Company (i) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities, loans or debt of the Company, or direct or indirect rights to acquire any securities, loans or debt of the Company, any securities convertible into or exchangeable for any such securities, loans or debt, any options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, a material portion of the assets or property of the Company or any loans or debt of the Company, or rights or options to acquire any interests in any of the foregoing; (ii) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the Company, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board of Directors or seek the removal of any director from the Board of Directors; (iii) demand a copy of the Company’s stock ledger, list of stockholders or any other books and records of the Company (other than in connection with the exercise of the Purchaser’s participation right pursuant to Section 4.10); (iv) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties, securities, loans or debt of the Company, or any other extraordinary transaction involving the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person regarding any of the foregoing; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the Board of Directors, any committee of the Board of Directors or the management or policies of the Company; (vi) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing; (viii) take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 4.8; (ix) knowingly enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the Company) other than its Representatives with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company or otherwise in connection with any of the foregoing or (x) contest the validity of this Section 4.8; provided, that the foregoing shall not prevent or restrict (A) the Purchaser from exercising its rights to acquire Covered Securities pursuant to Section 4.10 or from exercising any rights under or engaging in any activities contemplated by the JV Agreements or the License and Collaboration Agreement or (B) the Standstill Parties from acquiring shares of Common Stock in a total amount up to three percent (3%) of the Company’s outstanding shares of Common Stock (on an As-Converted Basis) at the time of such acquisitions, and such three percent (3%) shall be calculated without taking into account the acquisition of the Purchased Shares hereunder, the Purchaser’s acquisition of any Covered Securities pursuant to Section 4.10 or any shares of Common Stock held as of the date of this Agreement by any Standstill Party.

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(b) Furthermore, the Purchaser’s obligations under Section 4.8(a) shall terminate immediately (and without further action by any party hereto) if (x) any person or group of persons shall have acquired or entered into a definitive agreement to acquire, or the board has approved an acquisition of, more than 50% of the Company’s outstanding Common Stock or securities that entitle such person or group to appoint at least a majority of the Board of Directors, or (y) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer; provided, however, that with respect to clauses (x) and (y) of this sentence, the Purchaser shall not have solicited, initiated, encouraged or taken any action to facilitate or assist or participate with any such other person or group in violation of this Section 4.8 in connection with any of the transactions contemplated by clauses (x) and (y) of this sentence. The Purchaser’s covenant under the Confidentiality Agreement not to purchase more than 1% of the Company is hereby terminated and replaced in its entirety with the Purchaser’s obligations set forth in this Section 4.8.

Section 4.9 Indemnification.

(a) The Company will indemnify and hold the Purchaser and its directors, officers, shareholders, employees and agents, each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees of such controlling Person (each, a “Purchaser Party”) harmless from any and all out-of-pocket losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur, as a result of or relating to third party claims against such Purchaser Party arising from the legal proceedings set forth in “Item 3. Legal Proceedings” of the Company’s Annual Report on Form 10-K.

(b) Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 4.9(a), such Indemnified Person shall promptly notify the Company in writing and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person and the assumption of the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually, materially and adversely prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Person and the Company; . The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding and such settlement does not require any Indemnified Person to perform any covenant or refrain from engaging in any activity or include any non-monetary limitation on the actions of any Indemnified Person or any of its Affiliates or any admission of fault, violation, culpability, malfeasance or nonfeasance by, or on behalf of, or liability on behalf of, any such Indemnified Person.

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Section 4.10 Participation Rights.

(a) If the Company offers to sell Covered Securities (as defined below) in a private offering of Covered Securities for cash (a “Qualified Offering”), then the Purchaser shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its Qualified Purchaser Percentage Interest (measured immediately prior to the delivery of the Qualified Offering Notice). “Qualified Purchaser Percentage Interest” means, as of any date of determination, the percentage equal to (i) the number of shares of Common Stock (on an As-Converted Basis) then held by the Purchaser as of the date of determination, divided by (ii) the total number of outstanding shares of Common Stock (on an As-Converted Basis) as of such date. “Covered Securities” means Common Stock, the Preferred Stock and any other class or series of preferred stock of the Company and any rights, options or warrants to purchase or securities convertible into or exercisable or exchangeable for Common Stock, Preferred Stock or other preferred stock or securities of the Company, other than securities that are (A) issuable upon the exercise or conversion of any securities of the Company (including derivative securities) issued and outstanding as of the date hereof or pursuant to this Agreement or the Transaction Documents; (B) issued by the Company pursuant to any employment contract, employee incentive or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan (or a bona fide inducement grant to new employees outside of any such plan) or other similar plan approved by the Board of Directors, including where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, consultants, officers or directors of the Company; (C) issued on an arm’s length basis to an unaffiliated third party in connection with acquisitions, asset purchases, licenses, joint ventures, technology license agreements, collaborations or strategic transactions involving the Company and other entities approved by the Board of Directors; or (D) securities issued to financial institutions or lessors in connection with credit or lending arrangements, equipment financings or lease arrangements. Notwithstanding anything to the contrary herein, (i) the participation rights granted to the Purchaser in this Section 4.10(a) shall automatically terminate and be of no further force or effect upon the earlier to occur of (i) the Purchaser ceases to own and control legally and beneficially, directly or indirectly, at least 1.25% of the Company’s outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 36 months from the signing of the Agreement. This Section 4.10(a) shall not require the Company to take any action that would require shareholder approval under applicable stock exchange rules or result in a violation of Law or stock exchange rule or regulation.

(b) Prior to making any Qualified Offering of Covered Securities, the Company shall give the Purchaser written notice of its intention to make such an offering, describing, to the extent then known, the anticipated amount of securities, and other material terms then known to the Company upon which the Company proposes to offer the same (such notice, a “Qualified Offering Notice”). The Purchaser shall then have 10 days after receipt of the Qualified Offering Notice (the “Offer Period”) to notify the Company in writing (a “Purchaser Notice”) that it intends to exercise such preemptive right and as to the amount of Covered Securities the Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.10(a) (the “Designated Securities”). The failure to respond to a Qualified Offering Notice during the Offer Period constitutes a waiver of the Purchaser’s preemptive right in respect of such offering. A Purchaser Notice constitutes a non-binding indication of interest of the Purchaser to purchase the amount of Designated Securities specified by the Purchaser (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) established in the Qualified Offering and other terms set forth in the Company’s notice to it. The sale of the Covered Securities in the Qualified Offering, including any Designated Securities, shall be closed not later than 30 days after the end of the Offer Period. The Covered Securities to be sold to other investors in such Qualified Offering shall be sold at a price not less than, and upon terms no more favorable to such other investors than, those specified in the Qualified Offering Notice. If the Company does not consummate the sale of Covered Securities to other investors within such 30-day period, the right provided hereunder shall be revived and such securities shall not be offered unless first reoffered to the Purchaser in accordance herewith. Notwithstanding anything to the contrary set forth herein and unless otherwise agreed by the Purchaser, by not later than 60 days following the end of the Offer Period, the Company shall either confirm in writing to the Purchaser that the Qualified Offering has been abandoned or shall publicly disclose its intention to issue the Covered Securities in the Qualified Offering, in either case in such a manner that the Purchaser will not be in possession of any material, non-public information thereafter.

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(c) If the Purchaser exercises its preemptive right provided in this Section 4.10 with respect to a Qualified Offering, the Company shall offer and sell the Purchaser, if any such offering is consummated, the Designated Securities at the same price as the Covered Securities are offered to third persons (not including the underwriters or the initial purchasers in a Rule 144A offering that is being reoffered by the initial purchasers) in such offering and shall provide written notice of such price upon the determination of such price.

(d) In addition to the pricing provision of Section 4.10(c), the Company will offer and sell the Designated Securities to the Purchaser upon terms and conditions not less favorable than the most favorable terms and conditions offered to other persons or entities in a Qualified Offering.

Article V

MISCELLANEOUS

Section 5.1 Expenses.

(a) Except as set forth in Section 4.9, Section 5.15 or this Section 5.1, each party will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

(b) The Company shall pay any and all documentary, stamp or similar issue or transfer tax payable in connection with the sale and issuance of the Purchased Shares.

Section 5.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

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Section 5.3 Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by electronic transmission and such electronic transmission will be deemed as sufficient as if actual manual pages had been delivered.

Section 5.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Each party agrees that all Proceedings exclusively concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”). The parties hereby irrevocably and unconditionally consent to the jurisdiction of the Chosen Courts in any such Proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the Chosen Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.6 shall be deemed effective service of process on such party. Nothing herein shall be construed so as to conflict with any choice of law, remedy or jurisdiction clauses in the License and Collaboration Agreement or the UK Agreements, which shall remain in full force and effect in accordance with their terms.

Section 5.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally or by electronic mail (subject to confirmation of receipt of such electronic mail), (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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If to the Purchaser:

c/o Theon International PLC

5, Agios Antonios str.

Muskita Building 2,

1st floor, Office/Apart. 102

2002 Nicosia, Cyprus

Attention: Christianos Hadjiminas

Email: ch@theon.com

with a copy to (which copy alone shall not constitute notice):

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention: Jennifer W. Cheng, Esq.

Email: jcheng@reedsmith.com

If to the Company:

125 North Drive

Westborough, MA 01581

Attention: Michael Murray

Email: MMURRAY@KOPIN.COM

with a copy to (which copy alone shall not constitute notice):

Morgan, Lewis & Bockius LLP

1 Federal St.

Boston, MA 02110

Attention: John J. Concannon III

Email: jack.concannon@morganlewis.com

Section 5.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 5.8 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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Section 5.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and, unless specified otherwise, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(1) The term “business day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by law to be closed in New York, New York.

(2) The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(3) The words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation.”

(4) The phrase “to the extent” means the degree to which a matter extends (rather than “if”).

(5) The word “or” is not exclusive.

(6) The term “person” or “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(7) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other person; provided that (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (other than for purposes of Section 3.5), (ii) no Company Group Member, and none of the Company’s other controlled Affiliates, will be deemed to be Affiliates of the Purchaser for purposes of this Agreement and (iii) each Subsidiary shall be deemed an Affiliate of the Company and of each other Subsidiary. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(8) “Agreement” shall have the meaning set forth in the Preamble.

(9) “Anti-Corruption Laws” shall have the meaning set forth in Section 2.7(b).

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(10) “As-Converted Basis” means, as of the time of calculation, taking into account all issued and outstanding shares of Common Stock and all issued and outstanding shares of Common Stock into which the Purchased Shares and any other convertible securities owned by the Purchaser would convert if the Purchaser voluntarily elected to convert the Purchased Shares or such securities as of such date without regard to any restrictions on conversion set forth therein or in the Transaction Documents.

(11) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any equity securities that may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary.

(12) “By-laws” means the sixth amended and restated by-laws of the Company.

(13) “Capitalization Date” shall have the meaning set forth in Section 2.2(a).

(14) “Certificate of Designations” shall have the meaning set forth in the Recitals.

(15) “Certificate of Incorporation” shall mean the amended and restated certificate of incorporation of the Company.

(16) “CFIUS Side Letter” shall have the meaning set forth in Section 1.3(a)(3).

(17) “Closing” shall have the meaning set forth in Section 1.2(a).

(18) “Closing Date” shall have the meaning set forth in Section 1.2(a).

(19) “Code” shall have the meaning set forth in Section 2.8(b).

(20) “Common Stock” means the shares of common shares, par value $0.01 per share, of the Company.

(21) “Company” shall have the meaning set forth in the Preamble.

(22) “Company Group” means the Company and the Subsidiaries from time to time.

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(23) “Company Group Member” means any corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other entity within the Company Group.

(24) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 13, 2025, by and between the Purchaser and the Company.

(25) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

(26) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(27) “Family Member” means the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law of the relevant Person.

(28) “FCPA” shall have the meaning set forth in Section 2.7(b).

(29) “FINRA” means the Financial Industry Regulatory Authority.

(30) “GAAP” shall have the meaning set forth in Section 2.5(d).

(31) “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency (including any self-regulatory agency or organization), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government (including any supranational bodies such as the European Union) over the Company or any of the Subsidiaries, or any of their respective properties, assets or undertakings.

(32) “Government Bid” means any quotation, bid or proposal by the Company or any Company Group Member that, if accepted or awarded, would result in a Government Contract.

(33) “Government Contract” means any contract for the sale of supplies or services currently in performance, or that has been closed for less than three years prior to the Closing Date, that is between the Company or any Company Group Member and a Governmental Authority or entered into by the Company or any Company Group Member as a subcontractor at any tier in connection with a contract between another Person and a Governmental Authority.

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(34) “Joint Venture Agreement” shall have the meaning set forth in the Recitals.

(35) “knowledge” means, with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of the officers of the Company and the knowledge that each such person would have reasonably obtained upon due inquiry.

(36) “Kopin Equity Incentive Plan” means the Company’s 2020 Equity Incentive Plan.

(37) “Kopin Stock Options” shall have the meaning set forth in Section 2.2(a).

(38) “License and Collaboration Agreement” shall have the meaning set forth in the Recitals.

(39) “Law” or “Laws” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Authority.

(40) “Lien” means any mortgage, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

(41) “Material Adverse Effect” means a change, event, development or circumstance, the effect of which is or would reasonably be expected to be, individually or in the aggregate, materially adverse (A) to the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (B) to the validity or enforceability of or the Company’s ability to perform in any material respect its obligations under this Agreement; provided, however, that none of the following shall be taken into account, either alone or in combination, in determining whether there has been, or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage, civil unrest, riots, terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage, civil unrest, riots, or terrorism or military actions; (iv) the effect of any epidemic, pandemic or disease outbreak, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date of this Agreement; (v) the failure (in and of itself) of the Company or its Subsidiaries to meet any of their internal projections (provided that any change, event, or development underlying such failure may be taken into account if not otherwise excluded under the other subclauses of this definition); (vi) any effect resulting from the negotiation, execution, delivery, performance or announcement of this Agreement or the pendency of the Transactions (including by reason of the identity of Purchaser), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, vendors or any other Person (except with respect to those certain representations and warranties of the Company regarding such matters); (vii) the consummation of the Transactions; (viii) the effect of any changes or proposed changes in GAAP or applicable laws, or standards, interpretations or enforcement thereof; (ix) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; or (x) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union (but in each case, including the underlying causes of any of the foregoing); except in the case of clauses (i), (ii), (iii), (iv), (viii), (ix) and (x), to the extent the Company Group is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which the Company Group operates (and then only to the extent of such material and disproportionate impact). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company and its Subsidiaries.

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(42) “Money Laundering Laws” shall have the meaning set forth in Section 2.7(c).

(43) “Non-Recourse Party” shall have the meaning set forth in Section 5.18.

(44) “OFAC” shall have the meaning set forth in Section 2.7(d).

(45) “Person” means an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, other legal entity or organization.

(46) “Placement Agent” means Stifel, Nicolaus & Company, Incorporated.

(47) “Plan” shall have the meaning set forth in Section 2.8(b).

(48) “Pre-Closing Period” shall have the meaning set forth in Section 4.2.

(49) “Preferred Purchase Transaction” means the purchase and sale of the Purchased Shares on the terms and conditions set forth in this Agreement.

(50) “Preferred Stock” shall have the meaning set forth in the Recitals.

(51) “Proceeding” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any Governmental Authority, stock market, stock exchange or trading facility.

(52) “Purchase Price” shall have the meaning set forth in Section 1.1.

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(53) “Purchased Shares” shall have the meaning set forth in Section 1.1.

(54) “Purchaser” shall have the meaning set forth in the Preamble.

(55) “Required Regulatory Approval” means the NSIA Condition (as defined in the UK Subscription Agreement).

(56) “Sanctions Laws” shall have the meaning set forth in Section 2.7(d).

(57) “SEC” shall have the meaning set forth in Section 2.5(a).

(58) “SEC Documents” shall have the meaning set forth in Section 2.5(a).

(59) “Securities Act” means the Securities Act of 1933, as amended.

(60) “Standstill Party” shall have the meaning set forth in Section 4.8(a).

(61) “Subsidiary” shall have the meaning set forth in Section 2.1(b).

(62) “Transactions” shall have the meaning set forth in the Recitals.

(63) “Transaction Documents” means this Agreement, the License and Collaboration Agreement, the UK Agreements and the Certificate of Designations and all other documents and instruments executed or delivered in connection with the Transactions.

(64) “Transfer Agent” means Computershare Trust Company, N.A.

Section 5.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

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Section 5.11 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.12 No Third-Party Beneficiaries. Except as set forth in the immediately succeeding sentences or as otherwise expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

Section 5.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which consent shall not be unreasonably withheld or delayed), and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

Section 5.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

Section 5.15 Termination. This Agreement shall survive the Closing until the Purchaser and its Affiliates do not own any Purchased Shares or Common Stock issued upon the conversion of the Purchased Shares. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser;

(b) by the Company or the Purchaser, upon written notice to the other party given at any time on or after the Long Stop Date (as defined in the UK Subscription Agreement) (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.15(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the principal cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or the Purchaser, upon written notice to the other party given at any time after the termination of the UK Subscription Agreement in accordance with its terms; provided, however, that the right to terminate this Agreement pursuant to this Section 5.15(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the principal cause of, or resulted in, the termination of the Joint Venture Agreement in accordance with its terms;

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(d) by the Purchaser upon written notice to the Company, if it is not in material breach of its obligations under this Agreement and there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company such that the conditions set forth in Section 1.3(b)(1) or Section 1.3(b)(2) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within five (5) business days after written notice thereof to the Purchaser; provided, that no cure period shall be required (x) for a breach or inaccuracy which by its nature cannot be cured or (y) if any of the conditions to the Closing set forth in Section 1.3(b)(1) or Section 1.3(b)(2) are incapable of being satisfied on or before the End Date.

Section 5.16 Effects of Termination. In the event of any termination of this Agreement in accordance with Section 5.15, neither party (nor any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any intentional and material breach by such party of its obligations under this Agreement arising prior to such termination; (B) actual, intentional fraud with respect to a party’s representations and warranties contained in this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and if such termination occurs prior to the Closing, the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) in accordance with the provisions of Section 5.1 (Expenses), Section 5.2 through Section 5.13 (Amendment Waiver; Counterparts; Electronic Transmission; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements), this Section 5.16 and Section 5.18 (Non-Recourse). For the avoidance of doubt, an intentional and material breach by either party shall be deemed to include any failure by such party to consummate the Closing if it is obligated to do so hereunder.

Section 5.17 Survival. The representations and warranties, and covenants required to be completed prior to the Closing, of the parties contained in this Agreement shall survive for eighteen (18) months following the Closing. All of the other covenants or agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 5.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

Executed by KOPIN CORPORATION, a company incorporated in DELAWARE, acting by MICHAEL MURRAY, who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Michael Murray
Authorized Signatory

Executed by THEON INTERNATIONAL PLC, a company incorporated in CYPRUS, acting by PHILIPPE MENNICKEN, who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Philippe Mennicken
Authorized Signatory

EXHIBIT A

Form of Certificate of Designations

(attached)

EXHIBIT B

License and Collaboration Agreement and related side letter

(attached)

EXHIBIT C

Form of CFIUS Side Letter

(attached)

EXHIBIT D

Form of Solvency Certificate

(attached)

DATED ______________________ 2025